Exhibit 10.2

                                 PROMISSORY NOTE
                           (Revolving Line of Credit)

BORROWER:  AMREP Southwest, Inc.                 BANK:  Compass Bank
           333 Rio Rancho Drive NE                      Corporate Banking
           Rio Rancho, New Mexico 87124-1450            505 Marquette NW
                                                        Albuquerque, NM  87102

Principal Amount:--$25,000,000.00                       Date: September 18, 2006

PROMISE TO PAY. AMREP Southwest, Inc. ("Borrower") promises to pay to Compass Bank ("Bank"), or order, in lawful money of the United States of America, the principal amount of Twenty Five Million Dollars ($25,000,000.00) or so much as may be outstanding, together with interest on the unpaid outstanding principal balance of each advance. Interest shall be calculated from the date of each advance until repayment of each advance.

LINE OF CREDIT.

     1. REVOLVING LINE. This Note evidences a revolving line of credit. Advances under this Note, as well as directions for payment from Borrower's accounts, must be requested by Borrower in writing through its designated Authorized Persons. The unpaid principal balance owing on this Note at any time may be evidenced by endorsements on this Note or by Bank's internal records, including daily computer print-outs. Bank will have no obligation to advance funds under this Note if a default has occurred under the terms of this Note, or Borrower is not in compliance with the Agreement (defined below) or with any other agreement that Borrower has with Bank, including any agreement made in connection with the signing of this Note.

     2. ADVANCES. Advances hereunder, to the total amount of the principal sum stated above, may be made by the holder at the joint request of (i)James Wall, President and (ii)Gary L. Sullivan, Vice President (collectively, the "Authorized Persons") who are authorized to jointly request advances. Written notice of the requested advance, signed by the Authorized Persons, must be received by Bank's designated officer(s) or department, via hand delivery, facsimile transmission, or transmitted electronically, in form acceptable to Bank. Bank is entitled to rely on such written notice as authentic and contemporaneously made; so long as prior to making any advance, Bank shall verbally confirm the written request for the advance with either one of the Authorized Persons. All advances will be made by deposit or credit to Borrower's account(s) at Bank.

PAYMENT. Borrower will pay the outstanding principal plus accrued interest on September 17, 2008. In addition, Borrower will pay regular monthly payments of all accrued unpaid interest due as of each payment date, beginning October 18, 2006, with all subsequent interest payments to be due on the same day of each month after that. Unless otherwise agreed or required by applicable law, payments will be applied first to interest, then to principal due, then to any unpaid collection costs and other charges due under this Note, with any remaining amount to the outstanding principal balance. The annual interest rate for this Note is computed on a 365/360 basis; that is, by applying the ratio of the annual interest rate over a year of 360 days, multiplied by the outstanding principal balance, multiplied by the actual number of days the principal balance is outstanding. Borrower will pay Bank at Bank's address shown above or at such other place as Bank may designate in writing.

INTEREST RATE.

     1. RATE OPTIONS. Borrower shall have the option to elect from two interest rate options, described below as the WSJ Rate Option or the LIBOR Rate Option. Borrower shall elect one of the interest rate rates upon the initial advance on the Note and at the end of each Rate Period (as defined below). The entire outstanding principal balance of the Note shall bear interest at the selected interest rate as provided below which rate selection will continue until a different rate is applicable. The WSJ RATE OPTION shall apply to any Note principal balance for which the Borrower has not designated a rate option.
NOTICE: Under no circumstances will the interest rate on this Note be more than the maximum rate allowed by applicable law.

             A. WSJ RATE OPTION. The WSJ Rate Option is a rate of interest subject to change from time to time based on changes in an independent index which is the prime rate as published in The Wall Street Journal's "Money Rates" table (the "Index"). The Index is not necessarily the lowest rate charged by Bank on its loans. If the Index becomes unavailable during the term of this loan, Bank may designate a substitute index after notice to Borrower. Bank will tell Borrower the current Index rate upon Borrower's request. The interest rate change will not occur more often than each day. Borrower understands that Bank may make loans based on other rates as well. The interest rate to be applied to the unpaid principal balance of this Note when the WSJ Rate option applies will be at a rate of 1.00 percentage point under the Index.

             B. LIBOR RATE OPTION. The Libor Rate Option is a rate based on the "LIBOR" index, the London Interbank Offered Rate for the applicable Reference Period stated on Reuter's Monitor Money Rates Service two (2) days before the beginning of each Interest Period (or in the event no such rate is stated on that date, the rate stated on the day most immediately preceding the date of determination on which a rate was stated), as adjusted from time to time in Bank's sole discretion for then-applicable reserve requirements, deposit insurance assessment rates and other regulatory costs. If Reuter's becomes unavailable Bank may use another source to determine LIBOR. If Reuter's states more than one rate for the applicable Reference Period, the applicable rate shall be the arithmetic mean of all stated rates for that Reference Period. The LIBOR Index is not necessarily the lowest rate charged by Bank on its loans.

     The LIBOR based interest rate change will not occur more than often than at the end of each Reference Period. The interest rate to be applied to the unpaid principal balance of this Note when the Borrower has timely elected the LIBOR RATE OPTION will be:

     i) for the Note principal balance less than $10,000,000.00, a rate of 1.65 percentage points over the applicable Reference Period Index, adjusted if necessary for any maximum rate limitations described below, and
     ii) for the Note principal balance of  $10,000,000.00  and above, a rate of
     1.50 percentage points over the Index, adjusted if necessary for any maximum rate limitations described below

             C.  ADDITIONAL INTEREST RATE RELATED DEFINITIONS.

The "Reference Period" for each LIBOR Rate period elected by Borrower, shall be 30 days, 60 days or 90 days. This Reference Period is for reference purposes only, and the actual Interest Periods under this Note may be for periods of more than one or less than the referenced period, depending on whether or not the last day of the Interest Period falls on a Business Day. "Business Day" means each day other than a Saturday, a Sunday, or any holiday on which Bank is closed for business. The Index on any date may be different for each Reference Period.

The Reference Period for the WSJ Rate Option shall be one Business Day.

Each "Interest Period" shall be a period equal to the duration of the Reference Period; provided, however, if the last day of an Interest Period would not fall on a Business Day, then the Interest Period will end on the next following Business Day. The initial Interest Period shall commence on the date of the Note, and each succeeding Interest Period shall commence on the day immediately following the expiration of the preceding Interest Period.


     2.  SELECTION OF INTEREST RATE OPTION.
          A. Borrower shall elect either the WSJ RATE OPTION or the LIBOR RATE OPTION and the rate option elected shall apply to the entire Note principal balance.
          B. Borrower shall designate an interest rate option election not later than three (3) Business Days prior to expiration of the current Reference Period. If no different interest rate option is elected by Borrower three
     (3) Business Days prior to the expiration of any Reference Period, the same rate option and Reference Period shall be automatically applied and shall be applicable until the end of that next Reference Period.

PREPAYMENT. Borrower may pay without penalty all or a portion of the amount owed earlier than it is due. Early payments will not, unless agreed to by Bank in writing, relieve Borrower of Borrower's obligation to continue to make payments of accrued unpaid interest. Rather, early payments will reduce the principal balance due. Borrower agrees not to send Bank payments marked "paid in full", "without recourse", or similar language. If Borrower sends such a payment, Bank may accept it without losing any of Bank's rights under this Note, and Borrower will remain obligated to pay any further amount owed to Bank.

LOAN AGREEMENT. This Note is made pursuant to and is subject to the terms and conditions of the Loan Agreement between Borrower and Bank dated as of September 18, 2006, as amended or replaced from time to time (the "Agreement").

DEFAULT. Any event of default under the Agreement shall constitute a default under this Note.

BANK'S RIGHTS. Upon default, Bank may declare the entire unpaid principal balance on this Note and all accrued unpaid interest immediately due, and then Borrower will pay that amount. Bank also may exercise any and all remedies available to it in the Note, the Agreement, at law or in equity. Bank's rights are cumulative and may be exercised together, separately, in any order, and include the right to recover costs and attorneys fees.

GOVERNING LAW. This Note will be governed by, construed and enforced in accordance with federal law and the laws of the State of New Mexico. This Note has been accepted by Bank in the State of New Mexico.

AMENDMENTS. This Note and the Agreement constitute the entire understanding and agreement of the parties as to the matters set forth in this Note. No alteration or amendment of this Note shall be effective unless given in writing and signed by the party or parties sought to be bound by the alteration or amendment.

SEVERABILITY. If a court of competent jurisdiction finds any provision of this Note to be illegal, invalid, or unenforceable as to any circumstance, that finding shall not make the offending provision illegal, invalid, or unenforceable as to any other circumstance. If feasible, the offending provision shall be considered modified so that it becomes legal, valid and enforceable. If the offending provision cannot be so modified, it shall be considered deleted from this Note. Unless otherwise required by law, the illegality, invalidity, or unenforceability of any provision of this Note shall not affect the legality, validity or enforceability of any other provision of this Note.

NO ASSIGNMENT. Borrower agrees not to assign any of Borrower's rights or obligations under this Note.

JURISDICTION and VENUE. Any legal action or proceeding brought by Bank or Borrower against the other arising out of or relating to the loan evidenced by this Note (a "Proceeding") shall be instituted in the federal court for or the state court sitting in Bernalillo County, New Mexico. With respect to any Proceeding, each Borrower, to the fullest extent permitted by law: (i) waives any objections that Borrower may now or hereafter have based on venue and/or forum non-convenience of any Proceeding in such court; and (ii) irrevocably submits to the jurisdiction of any such court in any Proceeding. Notwithstanding anything to the contrary herein, Bank may commence legal proceedings or otherwise proceed against Borrower in any other jurisdiction if determined by Bank to be necessary in order to fully enforce or exercise any right or remedy of Bank relating to this loan.

SUCCESSOR INTERESTS. The terms of this Note shall be binding upon Borrower, and upon Borrower's heirs, personal representatives, successors and assigns, and shall inure to the benefit of Bank and its successors and assigns.

PRIOR TO SIGNING THIS NOTE. BORROWER READ AND UNDERSTOOD All THE PROVISIONS OF THIS NOTE, INCLUDING THE VARIABLE INTEREST RATE PROVISIONS. BORROWER AGREES TO THE TERMS OF THE NOTE. BORROWER ACKNOWLEDGES RECEIPT OF A COMPLETED COPY OF THIS PROMISSORY NOTE.

BORROWER:
AMREP Southwest, Inc.


By: _/s/ James H. Wall
    ------------------------------------
      James H. Wall, President




                                       3